EXHIBIT 2.1

EXECUTION COPY

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

among

COLONIAL PROPERTIES TRUST,

CLNL ACQUISITION SUB LLC,

and

CORNERSTONE REALTY INCOME TRUST, INC.

Dated as of January 24, 2005

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”), is entered into as of January 24, 2005 (the “Effective Date”), by Colonial Properties Trust, an Alabama real estate investment trust (“Colonial”), CLNL Acquisition Sub LLC, a Delaware limited liability company (“Colonial Merger Sub”), and Cornerstone Realty Income Trust, Inc., a Virginia corporation (“Cornerstone”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of October 25, 2004 (the “Merger Agreement”).

WHEREAS, the parties have agreed to amend the Merger Agreement to provide for the various matters set forth herein; and

WHEREAS, the Board of Trustees of Colonial and the Board of Directors of Cornerstone have each approved the amendments of the Merger Agreement set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments Relating to Inability to List Colonial Series E Preferred Depositary Shares due to Insufficient Preferred Elections. Section 1.10(b) of the Merger Agreement shall be amended as follows:

(a) In the first sentence of Section 1.10(b) of the Merger Agreement, “Except as provided in the immediately following sentence” shall be replaced with, “Except as provided in the two immediately following sentences”.

(b) The following shall be inserted after the second sentence of Section 1.10(b) of the Merger Agreement:

“Notwithstanding anything to the contrary contained herein, if Preferred Elections are received for a number of Cornerstone Common Shares and from a number of holders of Cornerstone Common Shares which would cause the Colonial Series E Preferred Depositary Shares to be issued in the Merger to amount to less than 100,000 publicly-held Colonial Series E Preferred Depositary Shares, to have less than $2,000,000 of publicly-held aggregate market value or to have less than 100 holders (including beneficial holders) (such three conditions are referred to herein as the “NYSE Preferred Listing Conditions”), each Cornerstone Common Share for which a Preferred Election has been received shall be converted in the Merger into the right to receive Colonial Common Shares in accordance with Section 1.8(a)(ii) (and, as a result, no Colonial Series E Preferred Depositary Shares shall be issued in the Merger if any of the NYSE Preferred Listing Conditions are not satisfied). The determination as to whether each of the NYSE Preferred Listing Conditions has been satisfied shall be reasonably determined by Colonial based on written evidence from the Exchange Agent and shall be evidenced by a notice delivered by Colonial to Cornerstone as promptly as practicable (and in any event within one business day) following the Election Date; provided, however that a NYSE Preferred Listing Condition shall not be deemed to have been satisfied if the NYSE shall have determined that such NYSE Preferred Listing Condition has not been satisfied.

(c) Section 6.1(c) of the Merger Agreement shall be amended to add the following at the end of the last sentence:

“; provided that, if any of the NYSE Preferred Listing Conditions shall not have been satisfied, then this Section 6.1(c) shall not apply to the Colonial Series E Preferred Depositary Shares.”

2. Amendment Relating to Initial Dividend Payment Date for Colonial Series E Preferred Shares. Section 1.6 of the Merger Agreement shall be amending by adding the following at the end thereof:

“Notwithstanding the instruction set forth in footnote 1 to the Colonial Articles Supplementary set forth on Exhibit C, if the Closing Date occurs during the month of March, June, September or December, then the initial “Dividend Payment Date” shall be the last day (or, if such day is not a Business Day, the succeeding Business Day) of June, September, December or March, respectively. Colonial shall complete the final Colonial Articles Supplementary consistently with the preceding sentence.”

3. Amendment to Provide for Plan of Merger Exhibit to Virginia Articles of Merger.

(a) Exhibit B to the Merger Agreement shall be amended and restated in the form attached to this Amendment at Exhibit A hereto.

(b) The form of Plan of Merger attached to the Virginia Articles of Merger shall be in the form attached to this Amendment at Exhibit B hereto.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties below hereby enter into this Amendment as of the date first written above.

COLONIAL PROPERTIES TRUST

By:	/s/ Thomas H. Lowder
Name:	Thomas H. Lowder
Title:	Chairman of the Board, President and Chief Executive Officer

CLNL ACQUISITION SUB LLC

By:	/s/ Thomas H. Lowder
Name:	Thomas H. Lowder
Title:	President and Chief Executive Officer

CORNERSTONE REALTY INCOME TRUST, INC.

By:	/s/ Glade M. Knight
Name:	Glade M. Knight
Title:	Chairman & CEO

Exhibit A

ARTICLES OF MERGER

Merging

Cornerstone Realty Income Trust, Inc., a Virginia corporation

Into

CLNL Acquisition Sub LLC, a Delaware limited liability company

The undersigned, pursuant to Title 13.1, Chapter 9, Article 12 of the Code of Virginia, hereby execute the following Articles of Merger as set forth:

1. The Plan of Merger (the “Plan”) attached as Exhibit A to and made a part of these Articles of Merger, provides for the merger (the “Merger”) of Cornerstone Realty Income Trust, Inc., a Virginia corporation (“Cornerstone”), and CLNL Acquisition Sub LLC, a Delaware limited liability company (“Colonial Merger Sub”). Colonial Merger Sub will be the surviving entity. The Plan constitutes a “plan of merger” for the purposes of Article 12 of the Virginia Stock Corporation Act.

2. The Plan was adopted by written consent of the sole member of Colonial Merger Sub.

3. The Plan was submitted to the Cornerstone shareholders by the Cornerstone Board of Directors in accordance with the provisions of Chapter 9 of Title 13.1 of the Code of Virginia, and:

The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the Plan were:

Designation	No. of Outstanding Shares	No. of Votes

Common Stock	__________________________	_________________________

The total number of votes cast for and against the Plan by each voting group entitled to vote separately on the Plan were:

Voting Group	Total No. of Votes Cast FOR the Plan	Total No. of Votes Cast AGAINST the Plan

Common Stock	__________________________	_________________________

The number of votes cast for the Plan by each voting group was sufficient for approval by that voting group.

4. The Merger is permitted by the state of Delaware and Colonial Merger Sub has complied with the law of the state of Delaware in effectuating the Merger.

5. [The Merger shall be effective at the time the Certificate of Merger is issued.]

Dated:                          , 2005

CORNERSTONE REALTY INCOME TRUST, INC.

By:
Name:
Title:

CLNL ACQUISITION SUB LLC

By:
Name:
Title:

Exhibit B

PLAN OF MERGER

Merging

Cornerstone Realty Income Trust, Inc., a Virginia corporation

Into

CLNL Acquisition Sub LLC, a Delaware limited liability company

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 6, Chapter 18 of the Delaware Code Annotated, as amended (the “DE LLC Act”) and Title 13.1, Chapter 9 of the Code of Virginia, as amended (the “Virginia Corporation Act”), Cornerstone Realty Income Trust, Inc., a Virginia corporation (“Cornerstone”), shall be merged with and into CLNL Acquisition Sub LLC, a Delaware limited liability company (“Colonial Merger Sub”), with Colonial Merger Sub surviving as a limited liability company (the “Merger”).

1.2 Effective Time. On the Closing Date (as such term is defined in the Agreement and Plan of Merger dated as of October 25, 2004 as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of January     , 2005 (as so amended, the “Agreement”) among Colonial Properties Trust, an Alabama real estate investment trust (“Colonial”), Colonial Merger Sub and Cornerstone), Colonial Merger Sub and Cornerstone shall execute and file the Delaware Certificate of Merger, executed in accordance with the DE LLC Act, with the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”), and the Virginia Articles of Merger, executed in accordance with the Virginia Corporation Act, with the State Corporation Commission of the Commonwealth of Virginia (the “Virginia Commission”) and shall make all other filings and recordings required under the DE LLC Act and the Virginia Corporation Act. The Merger shall become effective (the “Effective Time”) at such time as Colonial and Cornerstone shall agree should be specified in the Delaware Certificate of Merger and the Virginia Articles of Merger (not to exceed thirty (30) days after the Delaware Certificate of Merger is accepted for record by the Delaware Secretary). Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date.

1.3 Effect of Merger on Certificate of Formation and Operating Agreement of Colonial Merger Sub. The Articles of Organization, as amended, of Colonial Merger Sub and the Limited Liability Company Operating Agreement, as amended, of Colonial Merger Sub, as in effect immediately prior to the Effective Time of the Merger, shall continue in full force and effect after the Merger until further amended in accordance with applicable Delaware law.

1.4 Officers and Managers of Colonial Merger Sub; Additional Trustee of Colonial. The officers and members of the Board of Managers of Colonial Merger Sub following the Merger shall consist of the officers and members of the Board of Managers of Colonial Merger Sub immediately prior to the Effective Time of the Merger, who shall continue to serve for the balance of their unexpired terms or their earlier death, resignation or removal. Colonial shall cause Glade M. Knight to be appointed as an additional member of the Board of Trustees of Colonial, effective as of midnight on the Closing Date. Colonial then shall include and recommend Glade M. Knight in the management slate of nominees for election to the Board of Trustees of Colonial at each annual meeting or special meeting of Colonial until at least the third anniversary of the Effective Time.

1.5 Effect on Capital Stock and Membership Interest; Colonial Articles Supplementary. The effect of the Merger on the shares of capital stock of Cornerstone shall be as provided in the Delaware Certificate of Merger, the Virginia Articles of Merger and in Section 1.6. The Merger shall not change the shares of beneficial interest of Colonial outstanding immediately prior to the Effective Time of the Merger. At the Effective Time of the Merger, the 100% limited liability company membership interest of Colonial Merger Sub outstanding immediately prior to the Effective Time of the Merger (all of which shall be owned by Colonial at such time) shall be converted into a number of units of limited liability company membership interest of Colonial Merger Sub (“Colonial Merger Sub LLC Units”) equal to the number of Cornerstone Common Shares outstanding immediately prior to the Effective Time of the Merger. Prior to or as of the Effective Time, the Declaration of Trust, as amended, of Colonial (the “Colonial Declaration of Trust”) shall be amended, in accordance with Title 10, Chapter 3 of the Alabama Code, as amended (the “Alabama REIT Law”), and the terms of the Colonial Declaration of Trust, by the adoption of articles supplementary substantially in the form set forth on Exhibit C in the Agreement (the “Colonial Articles Supplementary”) to provide for the creation of the Colonial Series E Preferred Shares (as defined herein).

1.6 Merger Consideration.

(a) Merger Consideration. (i) Each common share, no par value, of Cornerstone (“Cornerstone Common Share”) issued and outstanding immediately prior to the Effective Time of the Merger, which under the terms of Section 1.8 is to be converted solely into Depositary Shares of Colonial (each having a liquidation preference of $25.00 per Depositary Share) (each a “Colonial Series E Preferred Depositary Share”) representing 1/100th of a 7.62% Series E Cumulative Redeemable Preferred Share of Beneficial Interest, $.01 par value per share, of Colonial (each having a liquidation preference of $2,500.00 per share) (each a “Colonial Series E Preferred Share”), shall be converted into the right to receive a number of validly issued, fully paid and nonassessable Colonial Series E Preferred Depositary Shares (evidenced by Depositary Receipts of Colonial (“Depositary Receipts”)) equal to the Preferred Depositary Share Conversion Rate (as defined herein). As used herein, “Preferred Depositary Share Conversion Rate” shall mean (I) 0.4200 multiplied by (II) an amount equal to the difference obtained by subtracting (x) one (1) minus (y) the Closing Adjustment Factor (as defined herein).

(ii) Each Cornerstone Common Share issued and outstanding immediately prior to the Effective Time of the Merger (other than Cornerstone Common Shares to be converted into the right to receive Colonial Series E Preferred Depositary Shares pursuant to Section 1.6(a)(i) and Section 1.8) shall be converted into the right to receive (A) a number of validly issued, fully paid and nonassessable common shares of beneficial interest, $.01 par value per share, of Colonial (each a “Colonial Common Share”) equal to the Common Share Conversion Rate (as defined herein) (with each such Colonial Common Share being issued with the related Colonial Right (as defined herein)) and (B) if (and only if) a Top-Up Notice (as defined in the Agreement) shall have been delivered pursuant to Section 7.1(j) of the Agreement, (y) if the Top-Up Amount (as defined in the Agreement) is payable all or in part with Colonial Common Shares, an additional number of validly issued, fully paid and nonassessable Colonial Common Shares equal to the product of the Common Share Conversion Rate times a fraction, the numerator of which is the portion of the Top-Up Amount (expressed in dollars) payable in Colonial Common Shares (as specified in the Top-Up Notice) and the denominator of which is the Average Closing Price (as defined herein) (with each such Colonial Common Share being issued with the related Colonial Right), or (z) if the Top-Up Amount is payable all or in part in cash, an amount of cash equal to the product of the Common Share Conversion Rate times the portion of the Top-Up Amount (expressed in dollars) payable in cash. As used herein, “Common Share Conversion Rate” shall mean (I) 0.2584 multiplied by (II) an amount equal to the difference obtained by subtracting (x) one (1) minus (y) the Closing Adjustment Factor. “Closing Adjustment Factor” shall mean a fraction obtained by dividing (I) the Closing Adjustment Amount by (II) the product of (x) the sum of the total number of Cornerstone Common Shares outstanding immediately prior to the Effective Time plus the total number of Net Cornerstone Option Shares (as defined herein) determined based on the Cornerstone Stock Options (as defined in the Agreement) outstanding immediately prior to the Effective Time and (y) $10.80. “Closing Adjustment Amount” shall mean the sum of (I) the Closing Dividend Deficiency Amount (as defined in the Agreement), (II) the Section 5.16 Expenses Amount (as defined in the Agreement) (but not to exceed $2,000,000), and (III) the Section 5.16 Interest/Penalties Amount (as defined in the Agreement). “Average Closing Price” shall mean the average of the closing prices as reported in The Wall Street Journal for each of the 20 consecutive Trading Days (as defined herein) in the period ending ten Trading Days prior to the Closing Date. “Trading Day” shall mean a day on which the New York Stock Exchange (“NYSE”) is open for trading. “Colonial Right” shall mean a “Right” issued pursuant to Colonial’s Rights Agreement, dated November 2, 1998 (the “Colonial Rights Agreement”), between Colonial and BankBoston, N.A., as Rights Agent. “Net Cornerstone Option Shares” shall be equal to (x) the number of Cornerstone Common Shares issuable under Cornerstone Stock Options outstanding immediately prior to the Effective Time with exercise prices of less than $10.80 minus (y) the number of Cornerstone Common Shares that could be purchased at a price of $10.80 per share using the aggregate proceeds that would be received by Cornerstone if all of the in-the-money Cornerstone Stock Options described in clause (x) were exercised in full.

(b) Cancelled Status of Cornerstone Common Shares. Each Cornerstone Common Share, when so converted as provided in Section 1.6(a)(i) or (ii) or Section 1.8(b), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) theretofore representing such Cornerstone Common Share shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate in accordance with Section 1.9(c), as applicable, (A) any dividends and other distributions in accordance with Section 1.9(d), (B) certificates representing the Colonial Common Shares into which such Cornerstone Common

Shares are converted pursuant to Section 1.6(a)(ii) or Section 1.8(b) (if any), (C) Depositary Receipts representing the Colonial Series E Preferred Depositary Shares into which such Cornerstone Common Shares are converted pursuant to Section 1.6(a)(i) or Section 1.8(b), and (D) any cash, without interest, in lieu of fractional Colonial Common Shares or Colonial Series E Preferred Depositary Shares to be issued or paid in consideration for Cornerstone Common Shares upon the surrender of such Certificate in accordance with Sections 1.9(c) and 1.9(g) or payable as part of any Top-Up Amount pursuant to Section 1.6(a)(ii).

1.7 Election by Holders of Cornerstone Common Shares to Receive Colonial Common Shares or Colonial Series E Preferred Depositary Shares. Each holder of Cornerstone Common Shares shall have the right to submit a Form of Election (as defined herein) specifying the number of Cornerstone Common Shares which such holder desires to have converted into the right to receive Colonial Common Shares in the Merger pursuant to Section 1.6(a)(ii) and the number which such holder desires to have converted into the right to receive Colonial Series E Preferred Depositary Shares in the Merger pursuant to Section 1.6(a)(i) in accordance with the following procedures:

(a) Each holder of Cornerstone Common Shares may specify in a request made in accordance with the provisions of this Section 1.7 (an “Election”) (i) the number of such Cornerstone Common Shares which such holder desires to have converted into the right to receive Colonial Series E Preferred Depositary Shares in the Merger pursuant to Section 1.6(a)(i) (a “Preferred Election”) and (ii) the number of such Cornerstone Common Shares which such holder desires to have converted into the right to receive Colonial Common Shares in the Merger pursuant to Section 1.6(a)(ii) (a “Common Election”).

(b) Colonial and Cornerstone shall prepare, for use by holders of Cornerstone Common Shares in surrendering Certificates representing Cornerstone Common Shares, a form of election (the “Form of Election”) pursuant to which each holder of Cornerstone Common Shares may make Elections. The Form of Election shall be mailed to holders of record of Cornerstone Common Shares as of the record date for the Cornerstone Shareholders Meeting (as defined in the Agreement) and shall accompany the Joint Proxy Statement (as defined in the Agreement).

(c) Cornerstone shall use commercially reasonable efforts to make the Form of Election available to all Persons (as defined in the Agreement) who become holders of record of Cornerstone Common Shares during the period between such record date and the Election Date (as defined herein).

(d) An Election shall have been properly made only if the Exchange Agent (as defined herein) shall have received, by 5:00 p.m., Eastern Time, on the second business day (such time on such day being referred to herein as the “Election Date”) preceding the date of the Cornerstone Shareholders Meeting, a Form of Election properly completed and signed (and not revoked) and accompanied by the Certificate or Certificates representing Cornerstone Common Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Cornerstone (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificate or Certificates are in fact delivered by the time set forth in such guarantee of delivery).

(e) Any holder of record of Cornerstone Common Shares may at any time prior to the Election Date change such holder’s Election by written notice received by the Exchange Agent at or prior to the Election Date accompanied by a properly completed Form of Election. Colonial and Cornerstone shall have the right in their sole discretion and by mutual agreement to permit changes in Elections after the Election Date.

(f) Any holder of record of Cornerstone Common Shares may at any time prior to the Election Date revoke such holder’s Election by written notice received by the Exchange Agent at or prior to the Election Date or by withdrawal prior to the Election Date of such holder’s Certificates previously deposited with the Exchange Agent. Any revocation of an Election may be withdrawn by notice of such withdrawal delivered at or prior to the Election Date. Any such holder who shall have deposited Certificates with the Exchange Agent shall have the right to withdraw such Certificates by written notice received by the Exchange Agent and thereby revoke such holder’s Election as of the Election Date at any time after the expiration of the period of 60 days following the Election Date if the Merger shall not have been consummated prior thereto. Colonial shall obtain from the Exchange Agent an agreement to return each Form of Election and accompanying Certificates to the holders of Cornerstone Common Shares submitting the same in the event this Agreement shall be terminated in accordance with its terms.

(g) Colonial and Cornerstone by mutual agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Form of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.8, the issuance and delivery of certificates for Colonial Common Shares and Colonial Series E Preferred Depositary Shares into which Cornerstone Common Shares are converted in the Merger and the treatment of Colonial Common Shares and Cornerstone Common Shares held through brokers or other market participants (i.e., in street name).

1.8 Proration. The determination of whether Cornerstone Common Shares shall be converted in the Merger into Colonial Common Shares in accordance with Section 1.6(a)(ii) or Colonial Series E Preferred Depositary Shares in accordance with Section 1.6(a)(i), or the right to receive a combination of Colonial Series E Preferred Depositary Shares and Colonial Common Shares shall be made as set forth in this Section 1.8.

(a) Each Cornerstone Common Share for which a Common Election is received and each Non-Electing Share (as defined herein) shall be converted into Colonial Common Shares in accordance with Section 1.6(a)(ii). For purposes of this Section 1.8, outstanding Cornerstone Common Shares as to which an election is not in effect at the Election Date and shares as to which an Election has been withdrawn after the 60-day period following the Election Date and prior to the Effective Time of the Merger shall be called “Non-Electing Shares.” If Colonial and Cornerstone shall determine for any reason that any Election was not properly made with respect to Cornerstone Common Shares, such Election shall be deemed ineffective and Cornerstone Common Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares.

(b) Except as provided in the two immediately following sentences, each Cornerstone Common Share for which a Preferred Election is received shall be converted into Colonial Series E Preferred Depositary Shares in accordance with Section 1.6(a)(i). If Preferred Elections are received for a number of Cornerstone Common Shares which is greater than the Maximum Preferred Depositary Share Amount (as defined herein), each Cornerstone Common Share for which a Preferred Election has been received shall be converted in the Merger into the right to receive (i) a number of Colonial Series E Preferred Depositary Shares equal to the product of (w) the Preferred Depositary Share Conversion Rate and (x) a fraction (the “Preferred Fraction”) the numerator of which shall be the Maximum Preferred Depositary Share Amount and the denominator of which shall be the aggregate number of Cornerstone Common Shares covered by all Preferred Elections, and (ii) a number of Colonial Common Shares equal to the product of (y) the Common Share Conversion Rate and (z) a fraction (the “Common Fraction”) equal to one minus the Preferred Fraction and (iii) if (and only if) a Top-Up Notice shall have been delivered pursuant to Section 7.1(j) of the Agreement, additional consideration in an amount and form equal to the Common Fraction times the amount of Colonial Common Shares and cash payable with respect to a Cornerstone Common Share for which a Common Election is received pursuant to clause (B) of Section 1.6(a)(ii). Notwithstanding anything to the contrary contained herein, if Preferred Elections are received for a number of Cornerstone Common Shares and from a number of holders of Cornerstone Common Shares which would cause the Colonial Series E Preferred Depositary Shares to be issued in the Merger to amount to less than 100,000 publicly-held Colonial Series E Preferred Depositary Shares, to have less than $2,000,000 of publicly-held aggregate market value or to have less than 100 holders (including beneficial holders) (such three conditions are referred to herein as the “NYSE Preferred Listing Conditions”), each Cornerstone Common Share for which a Preferred Election has been received shall be converted in the Merger into the right to receive Colonial Common Shares in accordance with Section 1.6(a)(ii) (and, as a result, no Colonial Series E Preferred Depositary Shares shall be issued in the Merger if any of the NYSE Preferred Listing Conditions are not satisfied). The determination as to whether each of the NYSE Preferred Listing Conditions has been satisfied shall be reasonably determined by Colonial based on written evidence from the Exchange Agent and shall be evidenced by a notice delivered by Colonial to Cornerstone as promptly as practicable (and in any event within one business day) following the Election Date; provided, however that a NYSE Preferred Listing Condition shall not be deemed to have been satisfied if the NYSE shall have determined that such NYSE Preferred Listing Condition has not been satisfied. As used herein, “Maximum Preferred Depositary Share Amount” shall mean 14,080,954 minus the Maximum Preferred Depositary Share Adjustment Amount. “Maximum Preferred Depositary Share Adjustment Amount” shall be an amount (rounded to the nearest whole number) equal to the quotient obtained by dividing (I) the Closing Adjustment Amount by (II) $10.50.

1.9 Exchange of Certificates; Pre-Closing Dividends; Fractional Shares.

(a) Exchange Agent; Depositary. Prior to the Effective Time, Colonial shall appoint EquiServe Trust Company as the exchange agent, or another bank or trust company reasonably acceptable to Cornerstone, to act as exchange agent (the “Exchange Agent”) for the exchange of the consideration to be paid in the Merger pursuant to Section 1.6 and Section 1.8 (the “Merger Consideration”) upon surrender of certificates representing issued and outstanding Cornerstone Common Shares. In addition, prior to the Effective Time, Colonial shall appoint Equiserve Trust Company as the depositary for the Colonial Series E Preferred Depositary Shares, or another bank or trust company reasonably acceptable to Cornerstone, pursuant to a Depositary Agreement in form and substance reasonably acceptable to Cornerstone.

(b) Colonial to Provide Merger Consideration; Cornerstone to Provide Funds for Final Cornerstone Dividend. Colonial shall provide to the Exchange Agent at or before the Effective Time of the Merger, for the benefit of the holders of Cornerstone Common Shares, the Merger Consideration issuable in exchange for the issued and outstanding Cornerstone Common Shares pursuant to Section 1.6 and Section 1.8, together with any cash required to make payments in lieu of any fractional shares pursuant to Section 1.9(g) (the “Exchange Fund”). The Exchange Agent (or other depository acting for the benefit of the Exchange Agent) shall invest any cash included in the Exchange Fund as directed by Colonial, on a daily basis. Any interest or other income resulting from such investments shall be paid to Colonial. Cornerstone shall provide to the Exchange Agent not later than three business days prior to the Effective Time of the Merger, for the benefit of the holders of Cornerstone Common Shares, cash payable in respect of any dividends required pursuant to Section 1.9(d)(i). Such cash shall be invested in accordance with written directions delivered by Cornerstone to the Exchange Agent (or other depository) not later than three business days prior to the Effective Time of the Merger, with any interest or other income earned on such investments to be paid to Colonial as the successor to Cornerstone in the Merger.

(c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Colonial shall use commercially reasonable efforts to cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding Cornerstone Common Shares (other than to holders of Cornerstone Common Shares who previously surrendered with their Form of Election their Certificates for Cornerstone Common Shares) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a) and Section 1.8, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Colonial may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. To the extent not previously surrendered with a Form of Election, upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Colonial, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Cornerstone Common Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a) and Section 1.8, together with cash, if any, payable in lieu of fractional shares pursuant to Section 1.9(g), to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five business days of receipt thereof, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Cornerstone Common Shares which is not registered in the transfer records of Cornerstone, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment either shall pay any transfer or other Taxes required by reason of such payment being made to a Person other than the registered holder of such Certificate or establish to the satisfaction of Colonial that such Tax or Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Cornerstone Common Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.6 and Section 1.8, and any cash payable in lieu of fractional shares pursuant to Section 1.9(g). No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to Section 1.9(d) or Section 1.9(g). Colonial or the Exchange Agent, as applicable, shall be entitled, in its sole and absolute discretion, to deduct and withhold from the cash, Colonial Common Shares or Colonial Series E Preferred Depositary Shares, or any combination thereof, that otherwise is payable pursuant to this Agreement to any holder of Cornerstone Common Shares such amounts as Colonial or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of federal, state, local or foreign Tax law. For this purpose, (x) any Colonial Common Shares deducted and withheld by Colonial shall be valued at the last trading price of the Colonial Common Shares on the NYSE on the Effective Date of the Merger and (y) any Colonial Series E Preferred Depositary Shares deducted and withheld by Colonial shall be valued at $25.00 (i.e., 1/100th of the liquidation preference of a Colonial Series E Preferred Share). To the extent that amounts are so withheld by Colonial or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Cornerstone Common Shares in respect of which such deduction and withholding was made by Colonial or the Exchange Agent.

(d) Record Dates for Final Dividends; Distributions with Respect to Unexchanged Shares.

(i) If and to the extent necessary for Cornerstone to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Cornerstone ending at the Effective Time of the Merger (and to avoid the payment of any Tax with respect to undistributed income or gain), Cornerstone shall declare a dividend (the “Final Cornerstone Dividend”) to holders of Cornerstone Common Shares, the record date for which shall be the close of business no later than the sixth business day prior to the Effective Time of the Merger, in an amount equal to the minimum dividend sufficient to permit Cornerstone to satisfy such requirements. Any dividends payable hereunder to holders of Cornerstone Common Shares shall be paid on the third business day immediately preceding the Closing Date. The Final Cornerstone Dividend shall not include any dividend or distribution in satisfaction of the Dividend Deficiency Amount (as defined in the Agreement). In the event that any prior or contemporaneous dividends or distributions of Cornerstone are or have been treated as being in satisfaction of the Dividend Deficiency Amount and Cornerstone would be required to pay a Final Cornerstone Dividend, then an amount equal to the lesser of such Final Cornerstone Dividend or the amount of prior or contemporaneous distributions of Cornerstone that are or have been treated as being in satisfaction of the Dividend Deficiency Amount shall be treated as a Closing Deficiency Dividend Amount and not a Final Cornerstone Dividend. In the event that Cornerstone is required to declare a Final Cornerstone Dividend with respect to the Cornerstone Common Shares, Cornerstone shall cause Cornerstone NC Operating Limited Partnership, a Virginia limited partnership (“Cornerstone Partnership”), to simultaneously declare any related distribution (the “Final Cornerstone Partnership Distribution”) required under the Agreement of

Limited Partnership of Cornerstone Partnership, as amended (the “Cornerstone Partnership Agreement”), the record date for which shall correspond to the record date for the Final Cornerstone Dividend. Such distribution shall be payable on the third business day immediately preceding the Closing Date.

(ii) If Cornerstone determines that it is necessary to declare the Final Cornerstone Dividend, Cornerstone shall notify Colonial at least 20 days prior to the date for the Cornerstone Shareholders Meeting, and Colonial shall be entitled to declare a dividend per share payable to holders of shares of Colonial Common Shares (in which event Colonial shall cause Colonial Realty Limited Partnership, a Delaware limited partnership (“Colonial Partnership”) to declare a distribution per unit payable to holders of Colonial OP Units (as defined in the Agreement) if a distribution has been declared on the Colonial Common Shares), the record dates for which shall correspond to the record date for the Final Cornerstone Dividend, in an amount per Colonial Common Share (and Colonial OP Unit) equal to the quotient obtained by dividing (A) the Final Cornerstone Dividend paid by Cornerstone with respect to each Cornerstone Common Share by (B) the Common Share Conversion Rate (the “Corresponding Colonial Dividends and Distributions”). If, and to the extent, the terms of any series of Colonial Preferred Shares (as defined in the Agreement) or Colonial Preferred OP Units (as defined in the Agreement) require the payment of a dividend or distribution by reason of the payment of the Corresponding Colonial Dividends and Distributions, Colonial shall (and shall cause Colonial Partnership to) declare and pay any such required dividends and distributions. Any dividends payable hereunder to holders of Colonial Common Shares (and Colonial OP Units) shall be paid on the third business day immediately preceding the Closing Date.

(e) No Further Ownership Rights in Cornerstone Common Shares. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.9 (including any cash paid pursuant to Section 1.9(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Cornerstone Common Shares theretofore represented by such Certificates; provided, however, that Cornerstone shall transfer to the Exchange Agent cash sufficient to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Cornerstone on such Cornerstone Common Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of Cornerstone of the Cornerstone Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Colonial for any reason, they shall be canceled and exchanged as provided in this Section 1.9.

(f) No Liability. None of Cornerstone, Colonial, Colonial Merger Sub or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or dividends delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Exchange Agent to Colonial, upon demand, and any holders of Certificates who have not theretofore complied with Section 1.9(c) shall thereafter look only to Colonial for delivery of the Merger Consideration, any cash payable in lieu of fractional shares pursuant to Section 1.9(g) and any unpaid dividends, subject to applicable escheat and other similar laws.

(g) No Fractional Shares.

(i) No certificates, scrip or Depositary Receipts representing fractional Colonial Common Shares or Colonial Series E Preferred Depositary Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of Colonial.

(ii) No fractional Colonial Common Shares or Colonial Series E Preferred Depositary Shares shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional Colonial Common Shares pursuant to this Agreement, each holder of Cornerstone Common Shares shall be paid an amount in cash (without interest), rounded to the nearest cent (with .5 of a cent rounded up), determined by multiplying (A) the average closing price of one Colonial Common Share on the NYSE on the five trading days immediately preceding the Closing Date by (B) the fraction of a Colonial Common Share which such holder would otherwise be entitled to receive under this Section 1.9. In lieu of the issuance of any fractional Colonial Series E Preferred Depositary Shares pursuant to this Agreement, each holder of Cornerstone Common Shares shall be paid an amount in cash (without interest), rounded to the nearest cent (with .5 of a cent rounded up), determined by multiplying (A) $25.00 (i.e., 1/100th of the liquidation preference of a Colonial Series E Preferred Share) by (B) the fraction of a Colonial Series E Preferred Depositary Share which such holder would otherwise be entitled to receive under this Section 1.9.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Colonial or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Colonial or the Exchange Agent may direct (but consistent with the practices Colonial applies to its own shareholders) as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash, Colonial Common Shares and/or Colonial Series E Preferred Depositary Shares to which the holders thereof are entitled pursuant to Section 1.6, any cash payable pursuant to Section 1.9(g) to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.9(d).

ARTICLE II

CORNERSTONE STOCK OPTIONS

2.1 Cornerstone Stock Options. (a) As of the Effective Time, each outstanding Cornerstone Stock Option shall be assumed by Colonial and shall thereby be converted into an option to purchase the number of Colonial Common Shares (an “Assumed Option”) (rounded to the nearest full share, with .5 share being rounded up) determined by multiplying (A) the number of Cornerstone Common Shares subject to such Cornerstone Stock Option immediately prior to the Effective Time by (B) the Common Share Conversion Rate (or, if a Top-Up Notice has been delivered pursuant to Section 7.1(j) of the Agreement, the product of (1) the Common Share Conversion Rate and (2) the sum of (x) one (1) plus (y) the Top-Up Adjustment Factor (as defined herein)), at an exercise price per Colonial Common Share (rounded to the nearest whole cent, with .5 cent being rounded up) equal to the exercise price per

Cornerstone Common Share divided by the Common Share Conversion Rate (or, if a Top-Up Notice has been delivered, the product of (1) the Common Share Conversion Rate and (2) the sum of (x) one (1) plus (y) the Top-Up Adjustment Factor). Except as contemplated by this Section 2.1, all the terms and conditions in effect for each Assumed Option immediately prior to the Effective Time, including the vesting thereof, shall continue in effect following the assumption of such Cornerstone Stock Option in accordance with this Agreement. “Top-Up Adjustment Factor” shall mean a fraction obtained by dividing (A) the Top-Up Amount (expressed in dollars) by (B) the Average Closing Price.

(b) Colonial shall take all corporate actions necessary to reserve for issuance a sufficient number of Colonial Common Shares for delivery upon the exercise of the Assumed Options. As soon as practicable after the Effective Time, Colonial shall deliver to the holders of Cornerstone Stock Options appropriate notices setting forth such holders’ rights pursuant to Colonial’s stock option plans and the agreements evidencing the grants of such Assumed Options and that such Assumed Options shall continue in effect on the same terms and conditions as the Cornerstone Stock Options (subject to the adjustment set forth in this Section 2.1). Colonial shall, within ten days following the Effective Time, file or shall have filed, and shall keep current a Registration Statement on Form S-8 or other appropriate registration statement for so long as any of the Assumed Options remain outstanding.

ARTICLE III

AMENDMENT

3.1 Amendment. This Plan may be amended by the parties in writing by action of the respective Board of Trustees or Board of Directors of Colonial and Cornerstone at any time before or after any Shareholder Approvals (as defined in the Agreement) are obtained and prior to the filing of the Virginia Articles of Merger and Delaware Certificate of Merger; provided, however, that, after the Shareholder Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders without obtaining such further approval. The parties agree to amend this Plan in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of each party as a REIT or (b) preserve the Merger as a reorganization under Section 368(a) of the Code (as defined in the Agreement).